Exhibit 99.1

IKON REVISES SECOND QUARTER 2008 OUTLOOK
Increases 2Q FY08 EPS Guidance to $0.22 to $0.24
Maintains Full Year EPS Guidance

MALVERN, Pa.—April 10, 2008 – IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced it expects to report second quarter fiscal 2008 diluted earnings per share in the range of $0.22 to $0.24. The Company previously communicated guidance of $0.16 to $0.19 per diluted share.

The improved outlook for the second quarter is primarily due to better than anticipated Equipment revenue and Equipment gross margin. Equipment revenue is expected to be flat year over year in the second quarter, representing a significant improvement from the 6 percent year-over-year decline in the first quarter of fiscal 2008.

For the second quarter, total revenue is expected to grow approximately 1 percent year over year, reflecting the better than anticipated Equipment performance, continued growth in Managed and Professional Services, and flat Customer Service and Supplies revenue year over year. The Company expects its second quarter selling and administrative expense-to-revenue ratio to be less than 29 percent and tax rate to be approximately 36 percent. The Company also expects its inventory to decline more than $85 million in the second quarter. For fiscal 2008, the Company expects to maintain its free cash flow outlook of $80 to $110 million.

“We are encouraged by our improving Equipment performance, particularly late in the second quarter,” said IKON Chairman and Chief Executive Officer Matthew J. Espe. “However, the economic environment remains challenging. As such, we expect to maintain our fiscal 2008 outlook of $0.92 to $0.98 per diluted share, excluding the $0.04 per share restructuring charge in the first quarter.”

Second Quarter Conference Call
The Company plans to announce its second quarter fiscal 2008 results on April 24, 2008 before the market opens and to conduct a conference call at 10 a.m. EDT that day. To access the live audio broadcast of the call, with slides, go to IKON’s web site—http://www.ikon.com— and click “About IKON,” “Investor Relations,” and “Calendar & Presentations” or call 201-689-8261. Listeners should access the web site at least 10 minutes early to register for the presentation.

A complete replay, with slides, will be available on IKON’s Investor Relations homepage under “Calendar & Presentations” approximately two hours after the call ends. A telephone replay of the conference call will be available approximately two hours after the call through midnight EDT on April 28, 2008, by calling 877-660-6853 or 201-612-7415 and entering account number 270 and conference number 280810.

About IKON
IKON Office Solutions, Inc. (www.ikon.com) is the world’s largest independent channel for document management systems and services, enabling customers to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers, such as Canon, Ricoh, Konica Minolta, and HP, and document management software and systems from companies like Captaris, Kofax, EFI, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization – IKON Enterprise Services. With fiscal year 2007 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws.  These forward-looking statements include, but are not limited to, statements relating to our anticipated final results for the second quarter and all of fiscal 2008.  Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct.  Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission.  As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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